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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                            (Amendment No. 4)*

                           ALLEGIANT BANCORP, INC.
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                               (Name of Issuer)

                         Common Stock, $.01 par value
-----------------------------------------------------------------------------
                        (Title of Class of Securities)

                                 017476 10 2
                        ------------------------------
                               (CUSIP Number)

                              December 31, 2001
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           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [ ]  Rule 13d-1(d)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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-----------------------                                   -------------------
 CUSIP NO. 017476 10 2                                     PAGE 2 OF 5 PAGES
-----------------------                                   -------------------

=============================================================================
1       NAMES OF REPORTING PERSONS/
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
        Marvin S. Wool
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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a) / /
                                                                     (b) / /
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3       SEC USE ONLY

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4       CITIZENSHIP OR PLACE OF ORGANIZATION
        United States
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  NUMBER OF     5    SOLE VOTING POWER

   SHARES

BENEFICIALLY

  OWNED BY           745,800.6367

   EACH

 REPORTING

  PERSON

   WITH
              ---------------------------------------------------------------
                6    SHARED VOTING POWER
                     0

              ---------------------------------------------------------------
                7    SOLE DISPOSITIVE POWER
                     745,800.6367

              ---------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER
                     0

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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              793,194.6367(1)
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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                         / /

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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
              5.2%*
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12      TYPE OF REPORTING PERSON
              IN
=============================================================================

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(1)     The reporting person disclaims beneficial ownership of 63,636 of these shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended.

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-----------------------                                   -------------------
 CUSIP NO. 017476 10 2                                     PAGE 3 OF 5 PAGES
-----------------------                                   -------------------

ITEM 1. (a)   Name of Issuer:

              Allegiant Bancorp, Inc.

         (b)  Address of Issuer's Principal Executive Offices:

              2122 Kratky Road
              St. Louis, Missouri 63114

ITEM 2. (a)   Name of Person Filing:

              Marvin S. Wool

         (b)  Address of Principal Business Offices or, if none,
              Residence:

              2122 Kratky Road
              St. Louis, Missouri 63114

         (c)  Citizenship:

              United States

         (d)  Title of Class of Securities:

              Common Stock, $.01 par value

         (e)  CUSIP Number:

              017476 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTIONS 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or Dealer registered under Section 15 of the Act (15 U.S.C. 78o)
         (b)  [  ] Bank as defined in Section 3(a)(6) of the Act
                   (15 U.S.C. 78c)
         (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c)
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C.
                   80 a-8)
         (e)  [  ] An investment adviser in accordance with
                   240.13d-1(b)(1)(ii)(E)
         (f) [ ] An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F)
         (g) [ ] A parent holding company or control person in accordance with Section 240.13d-1(b)(ii)(G)
         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
                   1813)


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-----------------------                                   -------------------
 CUSIP NO. 017476 10 2                                     PAGE 4 OF 5 PAGES
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         (i)  [  ] A church plan that is excluded from the
                   definition of an investment company under
                   Section 3(c)(14) of the Investment Company Act
                   of 1940 (15 U.S.C. 80a-3)
         (j)  [  ] Group, in accordance with Section
                   240.13d-1(b)(1)(ii)(J)

         If this statement is filed pursuant to 240.13d-1(c), check this box [ X ]

ITEM 4. OWNERSHIP.

         (a)  Amount Beneficially Owned:

              793,194.6367

         (b)  Percent of Class:

              5.2%*

         (c)  Number of shares as to which the person has:

               (i)     Sole power to vote or to direct the vote

                       745,800.6367

               (ii)    Shared power to vote or to direct the vote

                       0

               (iii)   Sole power to dispose or to direct the
                       disposition of

                       745,800.6367

               (iv) Shared power to dispose or to direct the disposition of

                       0

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               N/A

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

               N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
          HOLDING COMPANY.

               N/A


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-----------------------                                   -------------------
 CUSIP NO. 017476 10 2                                     PAGE 5 OF 5 PAGES
-----------------------                                   -------------------



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               N/A

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

               N/A

ITEM 10.  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.


                                                     February 14, 2002
                                               --------------------------
                                                          Date

                                                   /s/ Marvin S. Wool
                                               --------------------------
                                                       Signature

                                                     Marvin S. Wool
                                               --------------------------
                                                       Name/Title


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*     Computational Note:  Based upon 15,209,566 shares of Allegiant
      ------------------
      Bancorp, Inc. common stock, $.01 par value, issued and outstanding as of December 31, 2001 and 47,394 shares subject to stock options held by Mr. Wool that were exercisable by Mr. Wool as of December 31, 2001 or within 60 days thereafter.